Exhibit 99.1

Albany International Reports Second-Quarter Results

Second-Quarter Highlights

  Net income per share was $0.28, including reductions for restructuring charges of $0.04, foreign currency revaluation losses of $0.03, and unfavorable income tax adjustments of $0.02.
  Net income per share was $0.25 in the second quarter of 2010, including reductions for restructuring charges of $0.01 and unfavorable income tax adjustments of $0.25. Foreign currency revaluation gains increased net income by $0.15 per share.
  Net sales were $244.0 million, an increase of 7.3 percent compared to Q2 2010. Excluding the effects of changes in currency translation rates, net sales increased 2.0 percent.
  EBITDA, excluding restructuring charges and foreign currency revaluation effects, was $39.2 million in the second quarter of 2011 compared to $36.4 million in the second quarter of 2010.
  Net debt was reduced in Q2 2011 by $20.3 million, bringing net debt reduction in 2011 to $41.7 million.

ROCHESTER, N.H.--(BUSINESS WIRE)--August 8, 2011--Albany International Corp. (NYSE:AIN) reported second-quarter 2011 net income of $8.8 million ($0.28 per share). Net income was decreased by restructuring charges of $2.1 million ($0.04 per share), foreign currency revaluation losses, principally resulting from the stronger euro, totaling $1.5 million ($0.03 per share), and unfavorable income tax adjustments of $0.7 million ($0.02 per share).

For the second quarter of 2010, net income was $7.9 million ($0.25 per share), and included restructuring charges of $0.7 million ($0.01 per share), foreign currency revaluation gains of $6.7 million ($0.15 per share), and unfavorable income tax adjustments of $7.6 million ($0.25 per share) (see non-GAAP disclosures for earnings-per-share effects in Tables 6 and 7 below).

Net sales for Q2 2011 were $244.0 million, an increase of 7.3 percent compared to the second quarter of 2010. Excluding the effects of changes in currency translation rates, net sales increased 2.0 percent as shown below.

Table 1
				Impact of	Percent
	Net Sales			Changes	Change
	Three Months ended			in Currency	excluding
	June 30,		Percent	Translation	Currency
(in thousands)	2011	2010	Change	Rates	Rate Effect
Paper Machine Clothing (PMC)	$158,577	$153,662	3.2%	$5,900	- 0.6%
Albany Door Systems (ADS)	45,393	33,792	34.3	4,820	20.1
Engineered Fabrics (EF)	20,600	21,032	-2.1	1,017	- 6.9
Engineered Composites (AEC)	10,504	10,870	-3.4	-	- 3.4
PrimaLoft® Products	8,941	8,094	10.5	352	6.1
Total	$244,015	$227,450	7.3%	$12,089	2.0%

Gross profit was 38.9 percent of net sales in the second quarter of 2011, compared to 37.7 percent in the same period of 2010. The improvement from 2010 to 2011 reflects the lower cost structure in each business, as well as the absence of equipment relocation costs associated with restructuring activities ($1.5 million in Q2 2010).

Selling, technical, general, and research (STG&R) expenses were $73.7 million, or 30.2 percent of net sales, in the second quarter of 2011. STG&R expenses included losses of $2.0 million related to the revaluation of non-functional-currency assets and liabilities. Incentive compensation linked to the value of the Company’s shares of common stock was $2.3 million for Q2 2011, including $0.3 million that resulted from a share price increase during the quarter. In addition, changes in currency translation rates had the effect of increasing STG&R by $4.7 million compared to Q2 2010.

In the second quarter of 2010, STG&R expenses were $61.4 million, or 27.0 percent of net sales, including gains of $2.8 million related to the revaluation of non-functional-currency assets and liabilities. Incentive compensation linked to the value of the Company’s shares of common stock was $0.1 million for Q2 2010, including a reduction of $1.3 million that resulted from a share price decrease during the quarter.

In Q2 2011, the Company completed the cutover of its Eurasian operations to SAP, substantially completing the SAP project. Costs related to the implementation were $0.5 million in Q2 2011 and $1.5 million in Q2 2010.

As shown in Table 2, operating income was $19.1 million in the second quarter of 2011, compared to $23.8 million for the same period of 2010. Q2 2011 operating income was reduced by $2.1 million for restructuring charges and $2.0 million for currency revaluation losses. In Q2 2010 operating income was reduced by $0.7 million for restructuring charges and increased by $2.8 million for currency revaluation gains (see Tables 3 and 4).

Table 2

	Operating Income/(loss)
	Three Months ended
(in thousands)	June 30,
	2011	2010
Paper Machine Clothing*	$34,909	$38,575
Albany Door Systems	4,053	2,339
Engineered Fabrics	2,800	3,835
Engineered Composites	(1,144)	(1,989)
PrimaLoft® Products	3,165	2,926
Research expenses	(7,212)	(7,132)
Unallocated expenses	(17,489)	(14,774)
Total	$19,082	$23,780

*Q2 PMC operating income includes $1.7 million of expense in 2011, and $3.3 million of income in 2010, related to the revaluation of non-functional-currency assets and liabilities. Substantially all of the remaining foreign currency revaluation gains and losses affecting operating income were included in Unallocated expenses.

Second-quarter segment operating income included the following U.S. GAAP restructuring charges:

Table 3

	Restructuring charges
	Three Months ended
(in thousands)	June 30,
	2011	2010
Paper Machine Clothing	$448	$676
Albany Door Systems	361	446
Engineered Fabrics	124	607
Engineered Composites	44	-
Unallocated expenses	1,115	(1,040)
Total	$2,092	$689

Restructuring charges in Q2 2011 were primarily due to organizational changes associated with the substantial completion of the SAP conversion project.

Q2 2011 Other income/expense, net, was expense of $0.1 million, including a gain of $0.5 million related to the revaluation of non-functional-currency intercompany balances. Other income/expense, net, in Q2 2010 was income of $3.0 million, including income of $3.9 million related to the revaluation of non-functional-currency intercompany balances.

Interest expense, net, was $4.8 million in Q2 2011 compared to $3.9 million in Q2 2010. The increase was due to higher interest rates under the bank credit facility agreement entered into in Q3 2010. That increase was partially offset by a lower average debt balance of $73.9 million in Q2 2011 as compared to Q2 2010.

The Company’s effective income tax rate, exclusive of income tax adjustments, was 33.0 percent for the second quarter of 2011. Q2 2011 income tax expense was increased by $0.7 million, principally resulting from an increase in the estimated income tax rate. The income tax rate, exclusive of income tax adjustments, was 32.6 percent for Q2 2010. Q2 2010 income tax adjustments increased income tax expense $7.6 million, and were principally related to the liquidation of Company-owned life insurance policies and repatriation of funds held by a subsidiary.

EBITDA in Q2 2011 was $35.6 million, including restructuring charges of $2.1 million and revaluation losses of $1.5 million (see Table 5). EBITDA in Q2 2010 was $42.4 million, including restructuring charges of $0.7 million and foreign currency revaluation gains of $6.7 million.

The following table summarizes currency revaluation effects on certain financial metrics:

Table 4

	Income/(loss) attributable
	to currency revaluation
	Three Months ended
(in thousands)	June 30,
	2011	2010
Operating income	($2,020)	$2,806
Other income/expense, net	490	3,933
EBITDA	($1,530)	$6,739

Capital spending for equipment and software was $9.7 million for the second quarter of 2011, bringing the year-to-date total to $15.6 million. Depreciation and amortization for the quarter were $14.4 million and $2.3 million, respectively. For the full year 2011, we currently expect approximately $40 million of capital spending and $66 million of depreciation and amortization.

CEO Comments

President and CEO Joe Morone said, “Q2 2011 was another quarter of year-over-year performance improvement. Excluding the effects of currency and restructuring discussed above, compared to Q2 2010, EBITDA improved 8 percent on a 2 percent increase in sales. Cash generation was once again strong, and net debt was reduced by another $20 million (see CFO comments).

"PMC continued to perform well in all strategic market segments, although PMC sales were reduced as previously reported by a weak start in April. Albany Doors Systems and PrimaLoft continued to deliver strong results. AEC was once again EBITDA positive, despite the loss of over $2 million in revenue as a result of the temporary slowdown of its largest program, production of the Boeing 787 landing gear braces. The only business that failed to meet our expectations in Q2 was Engineered Fabrics, which, primarily due to a number of factors that we consider to be transitory, missed on both the top and bottom lines.

“Turning to the Company’s outlook, order and market trends across our businesses suggest a continuation of year-over-year improvements for the rest of 2011. In PMC, we expect aggregate sales during the second half of the year to be roughly comparable to the first half. More generally, the global paper industry has now moved beyond the inventory restocking phase of the business cycle, and the long-term sectoral trend of incremental year-over-year growth seems once again to have taken hold. Since Albany is well positioned in all of the growth segments of the global paper industry, this suggests, over the long run, a return to steady or slightly improving annual performance. The most likely source of downside risk to this outlook in the short- and medium-term is periodic consolidation in the paper industry, especially in Europe; the most likely source of upside potential is performance-driven market share gains in the growth segments of the global paper industry.

“We have previously commented on the anticipated long-term growth prospects for AEC, including the positive impact to these growth prospects of recent announcements by Airbus, Boeing, and CFM relating to the LEAP-X engine. As for the short-term outlook, we expect continued positive EBITDA performance in the second half of the year with improving sales across a wide array of programs.

“For Albany Door Systems, Q2 performance suggests that this business has returned to pre-recession performance levels, driven by three major trends, each of which we believe to be sustainable through the second half of the year: economic growth in Germany, the growth of new product sales, and expansion of our aftermarket business. Order and sales patterns for PrimaLoft also suggest the prospect of continued improvement in year-over-year performance, keeping in mind that the second half of the year for this business is always much weaker than the first half. PrimaLoft’s year-over-year improvement in sales in Q2 was driven in part by the Company’s efforts to increase penetration into European outerwear applications; these efforts should benefit future quarters as well. Finally, Q2 order levels in Engineered Fabrics suggest that prospects for year-over-year performance improvement in Q3 are stronger than Q2 performance might otherwise indicate.

“In sum, Q2 saw a continuation of the year-over-year improvement in performance for Albany International. With the exception of Albany Door Systems, which is ahead of the recovery cycle we had anticipated, and Engineered Fabrics, which suffered through a disappointing Q2, Company performance was largely as expected. Excluding currency effects and assuming continued success in offsetting inflation, we expect year-over-year improvement for the second half of 2011. And looking further ahead, the unprecedented rate of orders for the Airbus A320neo, coupled with Boeing’s decision to re-engine exclusively with LEAP-X, means that the potential for AEC growth in the second half of this decade appears larger and more certain than it had appeared before Q2.”

CFO Comments

CFO and Treasurer John Cozzolino commented, “Solid operating results during Q2 led to another good quarter of cash flow. Net debt (total debt less cash) declined from $282 million at the end of Q1 to $261 million at the end of Q2, bringing the year-to-date reduction in net debt to over $41 million (see Table 8). The Company’s leverage ratio, as defined in our primary debt agreements, was 2.16 at the end of Q2, well below our limit of 3.50. Borrowing capacity and available cash both remained strong with over $100 million available on our $390 million bank credit agreement and cash balances, mostly outside of the U.S., growing to $157 million at the end of Q2.

“Working capital performance during Q2 was somewhat weaker than previous quarters. Accounts receivable, excluding currency effects, declined almost $5 million during the quarter; however, days sales outstanding remained at 59 days at the end of Q2. Inventory, excluding currency effects, increased about $9 million during the quarter, and as a percent of sales increased from 17.5 percent at the end of Q1 to 18.8 percent at the end of Q2. The increase in inventory was once again mostly in PMC, as we purchased some large quantities of key raw materials in order to secure supply and pricing and continued to replenish inventory we are required to hold for customers. During the second half of the year, we expect to generate cash from working capital with a target of reversing the net cash outflow incurred through Q2.

“Cash during Q2 was increased by $1.2 million as the Company completed the sale of its facility in Portland, Tennessee.

“Effects from the revaluation of non-functional-currency assets and liabilities were not as significant during Q2 as they were in the past few quarters. However, the year-over-year effect exceeded $8 million, as Q2 2010 had gains from revaluation of $6.7 million. Revaluation gains and losses had little effect on cash flow in either quarter and were principally due to the revaluation of intercompany loans and trade receivables to the euro.

“The Company’s Q2 income tax rate, exclusive of income tax adjustments, was 33.0 percent, which is based on our current estimate of the tax rate for the full year. The increase from our previous estimate of 30.0 percent is principally due to updated projections of the geographic distribution of pre-tax income for the full year. Including the utilization of net operating loss carry-forwards and other deferred tax assets, cash paid for income taxes during Q2 was about $7 million, and is expected to total $15 million for the full year.”

The Company plans a webcast to discuss second-quarter 2011 financial results on Tuesday, August 9, 2011, at 9:00 a.m. Eastern Time. For access, go to www.albint.com.

Albany International Corp. (NYSE:AIN) is a global advanced textiles and materials processing company. Its core business is the world’s leading producer of custom-designed fabrics and belts essential to the production of paper and paperboard. Albany’s family of growth businesses extends its advanced textiles and materials capabilities into a variety of other industries, most notably aerospace composites, nonwovens, building products, high-performance industrial doors, and high-performance insulation. Additional information about the Company and its businesses and products is available at www.albint.com.

This release contains certain items, such as earnings before interest, taxes, depreciation and amortization (EBITDA), EBITDA excluding restructuring charges and currency effects, sales excluding currency effects, effective income tax rate excluding discrete tax items, net debt, and certain income and expense items on a per share basis, that could be considered non-GAAP financial measures. Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they provide additional useful information to investors regarding the Company’s operational performance. Presenting increases or decreases in sales, after currency effects are excluded, can give management and investors insight into underlying sales trends. An understanding of the impact in a particular quarter of specific restructuring costs, or gains and losses such as the gain in Q2 2011 from the sale of a building, on operating income or EBITDA can give management and investors additional insight into quarterly performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect.

The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period. The Company calculates its effective tax excluding discrete tax items by removing discrete tax items from total Income tax expense, then dividing that result by Income before tax. The Company calculates EBITDA by adding Interest expense net, Income taxes, Depreciation and Amortization to Net income. EBITDA excluding restructuring and foreign currency revaluation effects is calculated by adding to EBITDA, costs associated with restructuring, and then adding or subtracting revaluation losses or gains. The Company believes that EBITDA and EBITDA excluding the effect of currency revaluation effects provide useful information to investors because they provide an indication of the strength and performance of the Company's ongoing business operations, including its ability to fund discretionary spending such as capital expenditures and strategic investments, as well as its ability to incur and service debt. While depreciation and amortization are operating costs under GAAP, they are non-cash expenses equal to current period allocation of costs associated with capital and other long-lived investments made in prior periods. While restructuring expenses and foreign currency revaluation losses or gains have an impact on the Company's net income, they are removed when calculating EBITDA excluding restructuring and effects of foreign currency revaluation because doing so provides, in the opinion of the Company, a better measure of operating performance. EBITDA is also a calculation commonly used by investors and analysts to evaluate and compare the periodic and future operating performance and value of companies. EBITDA, as defined by the Company, may not be similar to EBITDA measures of other companies. EBITDA may not be considered a measurement under GAAP, and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statements of operations.

The following table contains the calculation of EBITDA and EBITDA excluding restructuring charges and foreign currency revaluation effects:

Table 5

	Three Months ended
	June 30,
(in thousands)	2011	2010
Net income	$8,762	$7,877
Interest expense, net	4,786	3,882
Income tax expense	5,359	15,102
Depreciation	14,393	13,309
Amortization	2,312	2,276
EBITDA	35,612	42,446
Restructuring and other, net	2,092	689
Foreign currency revaluation losses (gains)	1,530	(6,739)
EBITDA excluding restructuring charges and foreign currency revaluation effects	$39,234	$36,396
Percentage increase in 2011	7.8%	-

The Company discloses certain income and expense items on a per share basis. The Company believes that such disclosures provide important insight of the underlying quarterly earnings and are financial performance metrics commonly used by investors. The Company calculates the per share amount for items included in continuing operations by using the effective tax rate utilized during the applicable reporting period and the weighted average number of shares outstanding for the period.

Table 6
Quarter ended June 30, 2011

(in thousands, except per share amounts)	Pre-tax amounts	Tax Effect	After-tax Effect	Shares Outstanding	Per Share Effect
Restructuring and other, net	$2,092	$690	$1,402	31,263	$0.04
Foreign currency revaluation losses	1,530	505	1,025	31,263	0.03
Income tax adjustments	-	659	659	31,263	0.02
Table 7
Quarter ended June 30, 2010
(in thousands, except per share amounts)	Pre-tax amounts	Tax Effect	After-tax Effect	Shares Outstanding	Per Share Effect
Restructuring and other, net	$689	$225	$464	31,058	$0.01
Foreign currency revaluation gains	6,739	2,197	4,542	31,058	0.15
Income tax adjustments	-	7,632	7,632	31,058	0.25

The Company defines net debt as total debt minus cash. Management views net debt, a non-GAAP financial measure, as a measure of the Company's ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities. A reconciliation of total debt to net debt as of June 30, 2011 and 2010 is shown below:

The following table contains the calculation of net debt:

Table 8
(in thousands)	June 30, 2011	March 31, 2011	December 31, 2010
Notes and loans payable	$1,246	$2,227	$1,587
Current maturities of long-term debt	12	12	12
Long-term debt	417,012	416,827	423,647
Total debt	418,270	419,066	425,246
Cash	157,046	137,518	122,301
Net debt	$261,224	$281,548	$302,945

This press release may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections.

Forward-looking statements in this release or in the webcast include, without limitation, statements about future economic and paper industry conditions; sales and operating income expectations during the next several quarters in each of the Company’s businesses, anticipated improvements in cash generation, revenue growth and income expectations for the Company’s non-PMC businesses; the timing and magnitude of future orders and production of single-aisle aircraft, CFM LEAP-X engines, and AEC LEAP-X components; the timing and impact of certain other production and development programs in the Company’s AEC business segment; pricing conditions in the PMC industry, the amount and timing of capital expenditures, future tax rates and cash paid for taxes, depreciation and amortization, future debt levels and debt covenant ratios, future revaluation gains and losses, and future levels of EBITDA. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of various businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release and earlier releases set forth a number of assumptions regarding these assessments, including historical results, independent forecasts regarding the markets in which these businesses operate, and the timing and magnitude of orders for our customers’ products. Historical growth rates are no guarantee of future growth, and such independent forecasts and assumptions could prove materially incorrect, in some cases.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

Three Months Ended			Six Months Ended
June 30,			June 30,

2011	2010		2011	2010

$244,015	$227,450	Net sales	$495,865	$441,323
149,115	141,615	Cost of goods sold	295,972	278,259

94,900	85,835	Gross profit	199,893	163,064
58,359	46,482	Selling, general, and administrative expenses	116,124	99,392
15,367	14,884	Technical, product engineering, and research expenses	30,502	28,050
2,092	689	Restructuring and other, net	2,278	2,081

19,082	23,780	Operating income	50,989	33,541
4,786	3,882	Interest expense, net	9,562	7,707
55	(2,991)	Other expense/(income), net	4,924	(5,272)

14,241	22,889	Income before income taxes	36,503	31,106
5,359	15,102	Income tax expense	10,668	17,729

8,882	7,787	Income before equity in (losses)/earnings of associated companies	25,835	13,377
(120)	90	Equity in (losses)/earnings of associated companies	(340)	98
$8,762	$7,877	Net income	$25,495	$13,475

		Net income per share:
$0.28	$0.25	Basic	$0.82	$0.43
$0.28	$0.25	Diluted	$0.81	$0.43

		Shares used in computing earnings per share:
31,263	31,058	Basic	31,243	31,001
31,489	31,161	Diluted	31,455	31,105

$0.13	$0.12	Dividends per share	$0.25	$0.24

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(unaudited)

	June 30,	December 31,
	2011	2010
ASSETS
Cash and cash equivalents	$157,046	$122,301
Accounts receivable, net	178,788	176,716
Inventories	179,729	156,171
Income taxes receivable and deferred	43,448	39,721
Prepaid expenses and other current assets	14,619	11,883
Total current assets	573,630	506,792

Property, plant and equipment, net	484,301	488,121
Investments in associated companies	3,254	2,926
Intangibles	3,351	4,182
Goodwill	122,542	115,616
Deferred taxes	142,638	141,701
Other assets	18,344	18,955
Total assets	$1,348,060	$1,278,293

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$1,246	$1,587
Accounts payable	51,895	44,294
Accrued liabilities	110,864	110,292
Current maturities of long-term debt	12	12
Income taxes payable and deferred	14,960	9,670
Total current liabilities	178,977	165,855

Long-term debt	417,012	423,647
Other noncurrent liabilities	192,718	190,493
Deferred taxes and other credits	73,185	72,038
Total liabilities	861,892	852,033

Commitments and Contingencies	-	-

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share; authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share; authorized 100,000,000 shares; issued 36,515,942 in 2011 and 36,442,209 in 2010	37	36
Class B Common Stock, par value $.001 per share; authorized 25,000,000 shares; issued and outstanding 3,236,098 in 2011 and 2010	3	3
Additional paid in capital	389,393	387,876
Retained earnings	420,729	403,048
Accumulated items of other comprehensive income:
Translation adjustments	33,830	(6,041)
Pension and post retirement liability adjustments	(98,703)	(100,355)
Derivative valuation adjustment	(1,201)	(276)
Treasury stock (Class A), at cost 8,479,487 shares in 2011 and 8,484,528 shares in 2010	(257,920)	(258,031)
Total shareholders' equity	486,168	426,260
Total liabilities and shareholders' equity	$1,348,060	$1,278,293

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

Three Months Ended			Six Months Ended
June 30,			June 30,

2011	2010		2011	2010
		OPERATING ACTIVITIES
$8,762	$7,877	Net income	$25,495	$13,475
		Adjustments to reconcile net income to net cash provided by operating activities:
120	(90)	Equity in losses/(earnings) of associated companies	340	(98)
14,393	13,309	Depreciation	28,526	27,250
2,312	2,276	Amortization	4,489	4,230
181	189	Noncash interest expense	377	377
2,189	9,709	Provision for deferred income taxes, other credits and long-term liabilities	(24)	11,215
23	1,626	Provision for write-off of property, plant and equipment	64	3,093
(594)	-	Gain on disposition of assets	(1,022)	-
-	847	Decrease in cash surrender value of life insurance	-	-
(21)	-	Excess tax benefit of options exercised	(35)	-
950	2,054	Compensation and benefits paid or payable in Class A Common Stock	1,290	3,009

		Changes in operating assets and liabilities, net of business acquisitions and divestitures:
5,049	(8,740)	Accounts receivable	6,905	(344)
(8,940)	9,748	Inventories	(17,312)	12,018
797	739	Prepaid expenses and other current assets	(2,473)	(2,030)
1,654	(2,369)	Accounts payable	3,902	(4,444)
1,343	3,429	Accrued liabilities	(4,090)	(8,693)
1,161	1,758	Income taxes payable	4,859	321
1,371	1,560	Other, net	507	1,443
30,750	43,922	Net cash provided by operating activities	51,798	60,822

		INVESTING ACTIVITIES
(8,975)	(7,094)	Purchases of property, plant and equipment	(13,894)	(13,915)
(705)	(873)	Purchased software	(1,752)	(1,946)
1,159	-	Proceeds from sale of assets	2,860	-
-	-	Acquisitions, net of cash acquired	-	(1,902)
-	49,302	Cash received from life insurance policy terminations	-	49,302
(8,521)	41,335	Net cash (used in)/provided by investing activities	(12,786)	31,539

		FINANCING ACTIVITIES
4	-	Proceeds from borrowings	644	6,152
(980)	(69,738)	Principal payments on debt	(7,997)	(69,755)
192	49	Proceeds from options exercised	301	136
21	-	Excess tax benefit of options exercised	35	-
(3,750)	(3,714)	Dividends paid	(7,494)	(7,419)
(4,513)	(73,403)	Net cash (used in) financing activities	(14,511)	(70,886)

1,812	(10,939)	Effect of exchange rate changes on cash and cash equivalents	10,244	(16,268)

19,528	915	Increase in cash and cash equivalents	34,745	5,207
137,518	101,758	Cash and cash equivalents at beginning of period	122,301	97,466
$157,046	$102,673	Cash and cash equivalents at end of period	$157,046	$102,673

CONTACT:
Albany International Corp.
Investors:
John Cozzolino, 518-445-2281
john.cozzolino@albint.com
or
Media:
Susan Siegel, 518-445-2284
susan.siegel@albint.com